Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                              (Dollars in thousands, except per share data)

                                                                     Year                 Year                 Year
                                                                    Ended                 Ended                Ended
                                                                 December 31,         December 31,         December 31,
                                                                     1996                 1997                 1998
                                                                 ------------         ------------         ------------
Loss from continuing operations                                  $    (8,186)         $   (10,541)         $   (7,448)

(Gain) loss from discontinued operations                                 161                  162              (1,657)
                                                                 ------------          -----------          ----------

Net loss                                                              (8,347)             (10,703)             (5,791)

Accretion and dividends on preferred stock                               106                  232                 779
                                                                 ------------          -----------          ----------

Net loss attributable to common shareholders                          (8,453)         $   (10,935)         $   (6,570)
                                                                 ============          ===========          ==========

Loss per common share from continuing
                  operations - basic and diluted                       (2.89)         $     (2.04)         $    (1.36)
                                                                 ============          ===========          ==========

Income (loss) per common share from
                  discontinued operations - basic and diluted          (0.06)         $     (0.03)         $     0.30
                                                                 ============          ===========          ==========

Net loss per common share - basic and diluted                          (2.98)         $     (2.12)         $    (1.20)
                                                                 ============          ===========          ==========

Weighted average common shares outstanding
                  during the period (1)                            2,839,010            5,183,617           5,491,847

Effect of common stock equivalents                                   ---                   ---                 ---

Effect of restricted stock                                            (4,445)             (26,218)            (24,868)
                                                                 ------------          -----------          ----------

Shares used in calculating net loss per common share               2,834,565            5,157,399           5,466,979
                                                                 ============          ===========          ==========

(1) The weighted average common shares outstanding has been retroactively restated for the effect of the 2,400 for 1 stock split in October 1996.